UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2009

0-15898

(Commission File Number)

CASUAL MALE RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State of Incorporation)	(IRS Employer Identification Number)

555 Turnpike Street, Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 828-9300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 1, 2009, Casual Male Retail Group, Inc. (the “Company”) entered into subscription agreements (the “Subscription Agreements”) with certain institutional investors relating to the purchase and sale of 4,950,000 registered shares of common stock of the Company, for a purchase price of $2.75 per share (the “Offering”). The closing of the sale of the common stock is expected to take place on or about September 3, 2009, subject to the satisfaction of customary closing conditions. Gross proceeds from the Offering are estimated to be approximately $13.6 million. The Company intends to use the net proceeds from this sale of approximately $12.6 million for general corporate purposes, including the repayment of indebtedness.

The shares of common stock being offered by the Company in this Offering were registered under an existing shelf registration statement on Form S-3 (Registration No. 333-160379), which was declared effective by the Securities and Exchange Commission on August 3, 2009.

A copy of the form of Subscription Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

A copy of the opinion of Greenberg Traurig, LLP relating to the legality of the issuance and sale of the shares in the Offering is attached hereto as Exhibit 5.1.

The Company’s press release of September 2, 2009, announcing the Offering is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
5.1	Opinion of Greenberg Traurig, LLP.

10.1	Form of Subscription Agreement dated September 1, 2009.

99.1	Press release issued by the Company on September 2, 2009.

23.1	Consent of Greenberg Traurig, LLP (contained in legal opinion filed herewith as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ Robert S. Molloy
Name:	Robert S. Molloy
Title:	Vice President and General Counsel

Date: September 2, 2009